THIRD AMENDED AND RESTATED AGREEMENT

by and among

GREENLIGHT REINSURANCE, LTD.,
GREENLIGHT REINSURANCE IRELAND, DESIGNATED ACTIVITY COMPANY,
GREENLIGHT CAPITAL RE, LTD. (for limited purposes)

DME ADVISORS, LLC

and

DME ADVISORS, LP (for limited purposes)

AMENDED AND RESTATED AS OF JANUARY 1, 2017

TABLE OF CONTENTS

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THIS THIRD AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made as of September 30, 2016 and effective as of the Effective Date (as defined below) by and among Greenlight Reinsurance, Ltd., incorporated under the laws of the Cayman Islands (“Greenlight Re”), Greenlight Reinsurance Ireland, Designated Activity Company, incorporated under the laws of Ireland (“GRIL”), Greenlight Capital Re, Ltd., incorporated under the laws of the Cayman Islands (“Greenlight Capital Re”) (for limited purposes), DME Advisors, LLC, a Delaware limited liability company (“DME”), and DME Advisors, LP, a Delaware limited partnership (“DMELP”) (for limited purposes).
WHEREAS, the parties hereto desire to amend and restate that certain Second Amended and Restated Agreement made as of the 1st day of January, 2014 by and among Greenlight Re, GRIL, DME and, for limited purposes, Greenlight Capital Re.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties agree as follows:

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Article I
Definitions
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For purposes of this Agreement:
“Affiliate” means with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For these purposes, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.
“Agreement” means this Agreement, as amended from time to time.
“Assets” has the meaning set forth in Section 2.2.
“Business Day” means any day on which banks are open for business in New York, New York, Ireland and the Cayman Islands.
“Board” means with respect to each of GRIL or Greenlight Re such party’s full board of directors, or, if required by law, regulation or securities exchange upon which such party’s common shares are listed, an independent committee of the Board; provided, however, that any such independent committee shall consist of all members of such party’s board of directors that are not expressly prohibited by applicable law, regulation or securities exchange from participating in an action to be taken by the Board pursuant to this Agreement.

“Capital Account” means with respect to each Participant a memorandum account established and maintained on behalf of such Participant as described in Section 3.3.
“Carryforward Account” means a memorandum account to be recorded by DME in the books and records of the venture with respect to each Participant that has an initial balance of zero and that is adjusted as follows:
As of the first day after the close of each Performance Period for such Participant (prior to giving effect to the Performance Allocation, if any), the balance of the Carryforward Account (a) is increased by the amount, if any, equal to two and one half times such Participant’s Negative Performance Change for such Performance Period and (b) is reduced (but not below zero) by the amount, if any, of such Participant’s Positive Performance Change for such Performance Period.
“Code” means the U.S. Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law.
“Commencement Date” means the first date on or as of which a Participant makes a Capital Contribution to the venture pursuant to this Agreement. The Commencement Date with respect to Greenlight Re is January 1, 2008, with respect to GRIL is August 31, 2010, and with respect to DME is January 1, 2014.
“Company Act” means the U.S. Investment Company Act of 1940, as amended.
“Covered Person” means DME, and its members, partners, managers, directors, officers, employees and agents, and any Person who controls DME.
“Designated Securities” means an Asset, designated as such by DME, either at the time of acquisition or at a later date, in which a Participant has an ownership interest different than its Percentage, which (a) may include no interest at all for a Participant and (b) interest may not be on a pro rata basis. An Asset may be designated as a Designated Security due to Guideline restrictions or for such other reason as deemed appropriate by DME in its sole discretion.
“Effective Date” means January 1, 2017.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“Final Determination” means (1) with respect to U.S. federal income taxes, a “determination” (as defined in Section 1313(a) of the Code) or the execution of a settlement agreement with the Internal Revenue Service (pursuant to Form 870-AD or otherwise) and (2) with respect to taxes other than U.S. federal income taxes, any judicial or administrative determination or settlement that is substantially similar to a Final Determination described in clause (1).
“FINRA” means the Financial Industry Regulatory Authority (formerly known as the National Association of Securities Dealers, Inc.)

“FINRA Rule 5130” means Rule 5130 promulgated by FINRA.
“Fiscal Period” means each period that starts on the Commencement Date (in the case of the initial Fiscal Period) and thereafter on the first day immediately following the last day of the preceding Fiscal Period, and that ends on the earliest of the following dates:

(1)	the last day of any calendar month; or

(2)
any date as of which any withdrawal or distribution of capital is made by or to any Participant or as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Participant, other than a withdrawal or distribution by or to, or an allocation to the Capital Accounts of, all Participants that does not result in any change of any Participant’s Percentage; or

(3)
the date that immediately precedes any day as of which a contribution to capital is made pursuant to this Agreement, other than a capital contribution that does not result in any change of any Participant’s Percentage; or

(4)	any other date that DME, in its reasonable discretion, selects.
“Fiscal Year” means the period commencing on January 1 of each year and ending on December 31 of such year.
“Force Majeure” shall mean fires, floods, acts of God or the public enemy, interference by civil or military authorities, terrorist acts, governmental actions, orders or requests.
“Greenlight Re Cause” means (i) a material violation of applicable law relating to either DME’s or DMELP’s respective advisory business, (ii) DME’s or DMELP’s gross negligence, willful misconduct or reckless disregard of any of DME’s obligations under this Agreement or DMELP’s obligations under the Investment Advisory Agreement, (iii) a material breach by DME or DMELP of the Greenlight Re Guidelines, if such breach is not cured within fifteen (15) days following the earlier of (a) the date that DME or DMELP becomes aware of such breach and (b) the date on which DME or DMELP receives written notification of such breach from Greenlight Re, or (iv) a material breach by DME or DMELP of Section 5.2. For the avoidance of doubt, any termination hereof by Greenlight Re for “Greenlight Re Cause” shall require the approval of the Greenlight Re Board. Upon any termination of this Agreement for “Greenlight Re Cause”, DME and DMELP will use all commercially reasonable efforts to follow the direction of the Greenlight Re Board with respect to the disposition of the applicable Assets necessary to satisfy Greenlight Re’s withdrawal; provided, however, that neither DME nor DMELP makes any guarantee that it can comply with such directions.
“Greenlight Re Guidelines” has the meaning set forth in Section 4.1(h).
“GRIL Cause” means (i) a material violation of applicable law relating to either DME’s or DMELP’s respective advisory business, (ii) DME’s or DMELP’s gross negligence, willful misconduct or reckless disregard of any of DME’s obligations under this Agreement or DMELP’s obligations under the Investment Advisory Agreement, (iii) a material breach by DME or DMELP of the GRIL Guidelines, if such breach is not cured within fifteen (15) days following the earlier of (a) the date that DME or DMELP becomes aware of such breach and (b) the date on which DME or DMELP receives written notification of such breach from GRIL, (iv) a material breach by DME or DMELP of Section 5.2, or (v) unsatisfactory long term performance of DME or DMELP, as determined by the sole discretion of the Board of GRIL on each anniversary date of this Agreement. For the avoidance of doubt, any termination hereof by GRIL for “GRIL Cause” shall require the approval of the GRIL Board. Upon any termination of this Agreement for “GRIL Cause”, DME and DMELP will use all commercially reasonable efforts to follow the direction of the GRIL Board with respect to the disposition of the applicable Assets necessary to satisfy GRIL’s withdrawal; provided, however, that neither DME nor DMELP makes any guarantee that it can comply with such directions.
“GRIL Guidelines” has the meaning set forth in Section 4.1(e).
“Guidelines” has the meaning set forth in Section 4.1(e).
“Interest” means all of the rights, obligations and interest(s) (in their entirety) of a Participant in the venture at the relevant time, including the right of such Participant to any and all benefits to which a Participant may be entitled as provided in this Agreement and the obligations of such Participant to comply with all the terms and provisions of this Agreement.
“Investment Advisory Agreement” means that certain Amended and Restated Investment Advisory Agreement, dated as of January 1, 2017, between DMELP and the venture.
“Losses” has the meaning set forth in Section 4.4(a).
“Managed Account” means assets managed by DME, DMELP or any of their respective Affiliates, whether for its own account or for the account of any third party, that are invested or available for investment in investment or trading activities.
“Management Fee” means with respect to each Participant other than DME, an amount per month equal to 0.125% (an annual rate of 1.5%) of the Capital Account balance of each such Participant.
“Negative Performance Change” has the meaning set forth in the definition of Performance Change.
“Net Assets” means the total value, as determined by DME in accordance with Section 7.2, of the Assets (including net unrealized appreciation or depreciation of the assets and accrued interest and dividends receivable net of any withholding taxes), less an amount equal to all accrued debts, liabilities and obligations chargeable against such Assets in accordance with this Agreement (including any reserves for contingencies accrued pursuant to Section 3.7). Except as otherwise expressly provided herein, Net Assets as of the first day of any Fiscal Period shall be determined on the basis of the valuation of Assets conducted as of the close of the immediately preceding Fiscal Period but after giving effect to any capital contributions made by any Participant subsequent to the last day of such immediately preceding Fiscal Period and Net Assets as of the last day of any Fiscal Period shall be determined before giving effect to any of the following amounts payable generally or in respect of any Securities which payments or allocations are effective as of the date on which such determination is made:

(1)	any withdrawals or distributions payable to any Participant that are effective as of the date on which such determination is made;

(2)	any Management Fee or Performance Allocation as of the date on which such determination is made; and

(3)
withholding taxes, expenses of processing withdrawals and other items payable, any increases or decreases in any reserves or other amounts recorded pursuant to Section 3.7, and any increases or decreases in the value of any New Issues pursuant to Section 3.5 or in the value of any Designated Securities during the Fiscal Period ending as of the date on which such determination is made, to the extent DME reasonably determines that, pursuant to any provisions of this Agreement, such items should be charged to one or more individual Participants and not charged ratably to the Capital Accounts of all Participants on the basis of their respective Percentages as of the commencement of the Fiscal Period.

“Net Loss” means any amount by which the Net Assets as of the first day of a Fiscal Period exceed the Net Assets as of the last day of the same Fiscal Period.
“Net Profit” means any amount by which the Net Assets as of the last day of a Fiscal Period exceed the Net Assets as of the first day of the same Fiscal Period.
“New Issue” has the meaning assigned to such term in Section 3.5(a) hereof.
“Participant” means any Person that is or becomes a party to this Agreement, until the entire Interest of such Person has been withdrawn pursuant to Section 5.2 or a substitute Participant or Participants are admitted with respect to such Person’s entire Interest, or this Agreement is terminated pursuant to Section 6.1 and the Assets distributed or liquidated pursuant to Section 6.2; provided, however, that neither Greenlight Capital Re nor DMELP is a Participant.
“Percentage” means a percentage established for each Participant as of the first day of each Fiscal Period representing such Participant’s share of allocations attributable to transactions involving the Capital Account for such Fiscal Period. The Percentage of a Participant for a Fiscal Period is determined by dividing the amount of the Participant’s Capital Account as of the beginning of the Fiscal Period (excluding the value of Designated Securities and after adjustment for all net contributions or withdrawals, Management Fee and Performance Allocations that are effective as of such date) by the aggregate Capital Accounts of all Participants as of the beginning of the Fiscal Period (excluding the value of Designated Securities after adjustment for all net contributions or withdrawals and Management Fee that are effective as of such date). The sum of the Percentages of all Participants for each Fiscal Period must equal 100%.

“Performance Allocation” means with respect to each Participant other than DME:

(1)
10% of the portion of the Positive Performance Change for such Participant’s Capital Account, if any, determined as of the close of each Performance Period, that is less than or equal to the positive balance in such Participant’s Carryforward Account as of the most recent prior date as of which adjustment has been made thereto; plus

(2)
20% of the portion of the Positive Performance Change for such Participant’s Capital Account, if any, determined as of the close of each Performance Period that exceeds the positive balance in such Participant’s Carryforward Account as of the most recent prior date as of which adjustment has been made thereto.

“Performance Change” means, with respect to each Participant for each Performance Period, the difference between:

(1)
the sum of (a) the balance of each such Participant’s Capital Account as of the close of the Performance Period (after giving effect to all allocations to be made to each such Participant’s Capital Account as of such date other than any Performance Allocation to be debited against each such Participant’s Capital Account), plus (b) any debits to each such Participant’s Capital Account during the Performance Period to reflect any actual or deemed distributions or withdrawals with respect to each such Participant’s Interest, plus (c) any debits to each such Participant’s Capital Account during the Performance Period to reflect any items allocable to each such Participant’s Capital Account pursuant to Section 3.6(b) or Section 3.6(c) hereof; and

(2)
the sum of (a) the balance of each such Participant’s Capital Account as of the commencement of the Performance Period, plus (b) any credits to such Participant’s Capital Account during the Performance Period to reflect any contributions by such Participant pursuant to this Agreement.

If the amount specified in clause (1) exceeds the amount specified in clause (2) such difference is a “Positive Performance Change,” and if the amount specified in clause (2) exceeds the amount specified in clause (1), the absolute value of such difference is a “Negative Performance Change.”
“Performance Period” means, with respect to a Participant, the period commencing as of the date that such Participant becomes a party to this Agreement (in the case of such Participant’s initial Performance Period) and thereafter each period commencing as of the day following the last day of the preceding Performance Period with respect to such Participant, and ending as of the close of business on the first to occur of the following after the relevant commencement date:

(1)	the last day of a Fiscal Year;

(2)	the withdrawal or Transfer by a Participant of its entire Interest; or

(3)	termination of this Agreement pursuant to Section 6.1(a).
“Person” means any individual, partnership, corporation, limited liability company, trust, or other entity.
“Positive Performance Change” has the meaning set forth in the definition of Performance Change.
“Proceeding” has the meaning set forth in Section 3.12.
“Regulations” means the regulations issued under the Code or any successor law.
“Regulation 114 Trust” means a three way investment trust that (i) involves an agreement among a cedent, a financial institution and a non-admitted reinsurer governed by Regulation 114 of the Official Compilation of Codes, Rules and Regulations (11 NYCRR4) of the New York State Insurance Department, (ii) is maintained in the United States in an approved financial institution and (iii) is collateralized only by cash and cash equivalents, U.S. Treasury securities and/or fixed income securities rated “A” or higher.
“Restricted Capital Accounts” has the meaning assigned to such term in Section 3.5(a) hereof.
“Securities” means equity and debt securities (including derivatives thereon), currencies and commodities (and options, futures, derivatives, swaps, and forward contracts thereon), trade and other claims, arbitrages, loans, break-ups, consolidations, reorganizations and similar securities of non-United States issuers, and everything connected therewith in the broadest sense.
“Tax Proceeding” has the meaning set forth in Section 3.12.
“Tax Treatment” has the meaning set forth in Section 3.12.
“Transfer” means any sale, exchange, transfer, assignment or other disposition by a Participant of his Interest to another party, whether voluntary or involuntary, including a transfer by operation of law. Notwithstanding the foregoing, a pledge or lien by a Participant of any or all of its Interest made in accordance with, and permitted by, this Agreement shall not be deemed to be a Transfer.
“Treasury Bill Rate” means, with respect to any calendar month, a rate of interest, determined and adjusted monthly by DME as of the fifth Business Day of each month, equal to the annual coupon equivalent yield on 13-week U.S. Treasury bills resulting from the most recent auction of such instruments prior to the monthly determination date.
“venture” has the meaning set forth in Section 2.1(c).

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Article II
Organization
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2.1.    Purpose of Agreement
(a)    The parties hereto hereby agree to form a joint venture to jointly own and manage certain assets and to share in net profits and net losses generated by these assets as more particularly described herein.
(b)    Each of the Participants hereby agrees, subject to the remainder of this Agreement, to reasonably cooperate to carry out the intent of this Agreement and to effectuate, implement and continue the valid and subsisting existence of the relationship created hereby.
(c)    The parties hereto acknowledge that they intend that the joint venture created by this Agreement be taxed as a partnership and not as an association taxable as a corporation for United States federal income tax purposes and references herein to the “venture” are references to such joint venture and tax partnership. No election may be made by a Participant to treat the relationship created by this Agreement as other than a partnership for United States federal income tax purposes.
2.2.    Assets
Each Participant acknowledges and agrees that (i) the assets of the venture (the “Assets”) will be jointly owned but held in segregated accounts, with each such segregated account entitled “Greenlight Re,” for the respective benefit of each Participant and which segregated accounts shall be separate and apart from each of the other Participant’s respective Assets and other assets, and (ii) all of the Assets shall be held in trust for the benefit of all Participants in accordance with the terms of this Agreement. DME will select one or more custodians for the Assets and will promptly notify each Participant in writing following the selection or change of custodians hereunder.
2.3.    Term of Agreement
The term of this Agreement commences on the Commencement Date and continues, unless earlier terminated pursuant to Section 6.1 hereof, until December 31, 2019; provided, however, that this Agreement shall automatically continue for additional successive three-year periods unless DME notifies the other Participants that it wishes to terminate this Agreement at least 90 days prior to the end of the then current term. In the event that any Participant (other than DME) notifies the other Participants that it wishes to withdraw as a Participant and terminate its participation in the venture at least 90 days prior to the end of the then current term, the electing party shall withdraw from the venture, and shall be deemed to have elected a withdrawal of its entire Capital Account as of the end of such term as provided for in Section 5.2 and the provisions of this Agreement shall no longer apply to such Participant (except those provisions which by their terms apply to Participants following their withdrawal).

2.4.    Objectives
The object and purpose of and the nature of the business to be conducted pursuant to this Agreement is investing, acquiring, holding, voting, disposing and otherwise dealing with the Securities consistent with the terms of this Agreement (including, without limitation, any applicable Guidelines) and engaging in any and all activities necessary or incidental to the foregoing.
2.5.    Actions by DME
Subject to the limitations contained elsewhere in this Agreement, DME, on behalf of the Participants, may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may, in the reasonable discretion of DME, be necessary or advisable to carry out the objectives of this Agreement (including without limitation all federal securities filings relating to any of the investment activities set forth in the Investment Advisory Agreement), provided, however, that if a contract, agreement or other undertaking is or is to be made by DME on behalf of Greenlight Re and/or GRIL that could reasonably be expected to require disclosure on a Form 8-K pursuant to Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended, or other applicable law, DME shall promptly notify Greenlight Re and/or GRIL and cooperate with Greenlight Re and/or GRIL to allow a timely and proper disclosure to be made.
Each of the Participants understands, acknowledges and agrees that DME has delegated certain of the powers and authority granted to DME pursuant to this Agreement, including, without limitation, this Section 2.5, to DMELP pursuant to the Investment Advisory Agreement.
2.6.    Reliance by Third Parties
Persons dealing with any Participant, individually or in the aggregate as it relates to the Assets or the relationship created by this Agreement, are entitled to rely conclusively upon the power and authority of each such Participant as herein set forth.
2.7.    Liability of Participants
In no event will any Participant (or former Participant) be obligated to make any capital contribution in addition to its agreed capital contributions (or other payments provided for herein) or have any liability for the repayment or discharge of debts and obligations of the venture except to the extent provided herein or as required by law.

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Article III
Capital
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3.1.    Contributions to Capital
Each Participant, as applicable, shall make additional capital contributions in accordance with Section 3.6(c), Section 4.1(b) and Section 4.1(c) hereof. In the event that DME’s Percentage falls below 1%, it shall promptly (and in any event within five (5) Business Days of such occurrence) make a capital contribution necessary to increase its Percentage to at least 1%. DME shall not be required to make any other additional capital contributions, except as otherwise specifically contemplated by this Agreement.
3.2.    Rights of Participants in Capital
(a)    No Participant is entitled to interest on any contributions made pursuant to this Agreement.
(b)    No Participant has the right to the return of any contribution made pursuant to this Agreement except (i) upon a withdrawal by a Participant pursuant to Section 5.2 or (ii) upon the termination of this Agreement pursuant to Section 6.1. The entitlement to any such return at such time is limited to the value of the Capital Account of the Participant.
3.3.    Capital Accounts
(a)    Each Participant shall have a separate Capital Account relating to its Interest and, as contemplated by Section 4.6, may have one or more sub-accounts for the purpose of engaging in hedging transactions.
(b)    Each Participant’s Capital Account shall have an initial balance equal to the amount of any cash and the net value, as determined in accordance with Section 7.2 hereof, of any assets constituting such Participant’s initial contribution.
(c)    Each Participant’s Capital Account shall be increased by the amount of cash and the net value, as determined in accordance with Section 7.2 hereof, of any assets constituting additional contributions by such Participant and decreased by the amount of cash and the net value of any assets withdrawn by and distributed to such Participant and such Participant’s pro rata portion of the expenses allocable pursuant to Section 4.2(a).
(d)    Each Participant’s Capital Account shall be adjusted in the manner specified in the remaining provisions of Article III.
3.4.    Allocation of Net Profits and Net Losses
(a)    Except as otherwise expressly provided herein, all capital contributions by a Participant shall be credited to such Participant’s Capital Account, and all withdrawals by or distributions to such Participant shall be debited from such Participant’s Capital Account to the extent thereof. Subject to the remaining provisions of this Section 3.4, Section 3.5, and Section 3.8 as of the last day of each Fiscal Period, any Net Profit or Net Loss for such Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Participants in proportion to their respective Percentages for such Fiscal Period.

(b)    Notwithstanding Section 3.4(a), items of income, gains, losses, deduction, credit and expenses that relate to investments in New Issues and Designated Securities shall be allocated pursuant to Section 3.5 below. DME acknowledges that Greenlight Re holds a Class D Insurer’s license issued in accordance with the terms of the Insurance Law, 2010, of the Cayman Islands and that GRIL is a non-life reinsurer in accordance with the provisions of the European Union (Insurance and Reinsurance) Regulations 2015.
3.5.    Allocations Relating to New Issues and Designated Securities
(a)    Pursuant to FINRA Rule 5130, the venture may only acquire certain publicly-offered securities (“New Issues”) if the Capital Accounts of Participants connected with the securities industry (“Restricted Capital Accounts”) are restricted from sharing a beneficial interest in such New Issues in accordance with the provisions of FINRA Rule 5130. Notwithstanding the provisions of Section 3.4 above, to enable investment in New Issues, DME shall not allocate any items of income, gain, loss, deduction and credit that relate to investments in New Issues to Restricted Capital Accounts except to the extent permitted by FINRA Rule 5130 and shall instead allocate such items among the other Capital Accounts on a pro rata basis. To the extent that FINRA Rule 5130 permits certain persons with Restricted Capital Accounts to participate in New Issues, DME will allocate such New Issue among such Restricted Capital Accounts on a pro rata basis. DME may specially allocate a carrying charge to compensate Participants with Restricted Capital Accounts to the extent such Restricted Capital Accounts do not participate in investments in New Issues for the use of capital to purchase or carry such positions. To the extent consistent with FINRA Rule 5130, as amended from time to time, DME shall determine when all Capital Accounts may participate in the Net Profit and Net Loss from any New Issue. DME shall value any New Issue at such time at the then-current price of the security in the secondary market.
(b)    DME may, in its discretion, elect to designate an Asset as a Designated Security. Notwithstanding the provisions of Section 3.4 above, items of income, gains, losses, deduction, credit and expense that relate to a Designated Security shall be allocated to Capital Accounts in such percentages as DME shall reasonably determine (taking into account each Participant’s Guidelines, regulatory restrictions and other items deemed relevant by DME). Whenever DME makes an investment that is in a Designated Security or whenever an existing investment is first designated as a Designated Security by DME, DME shall establish a sub-account with respect to each Participant that participates in such Designated Security to reflect such Participant’s Capital Account’s pro rata share of all allocations and distributions attributable to transactions involving such Designated Security. If DME determines that an investment no longer warrants treatment as a Designated Security or that a Participant may or must participate at a different percentage, DME will either deem such investment no longer to be a Designated Security or reallocate interest in the Designated Security to reflect the change in ownership percentage. In the event of a withdrawal request by a Participant pursuant to Section 5.2, DME shall have the discretion to effect such withdrawal request first out of the Participant’s Capital Account (excluding the Designated Securities sub-account) and then out of the Designated Security sub-account.
3.6.    Allocation of Management Fee, Withholding Taxes and Certain Other Expenditures

(a)    As of the first day of each month, the Management Fee for such month shall be debited against the Capital Account of each Participant (other than DME) and paid in cash to DMELP pursuant to the Investment Advisory Agreement.
(b)    All applicable Management Fees accrue from the Commencement Date with respect to each Participant and are payable monthly in advance on the first day of the month, based on the Capital Account balance of each such Participant as of the beginning of such month (or on the Commencement Date with respect to such Participant in the case of the first month of this Agreement). If this Agreement is terminated in accordance with its terms as of a date other than the last day of a month, the Management Fees for the final month shall be prorated to the date of termination. All payments of the Management Fees to DMELP pursuant to the Investment Advisory Agreement shall be made without any reduction, deduction or withholding for or on account of any tax (including without limitation, any value added tax), unless required by law. If reduction, deduction or withholding of any tax (including without limitation, any value added tax) is required by law from any such payment, the sum payable shall be increased as necessary so that after making all required deductions and withholdings, DMELP receives an amount equal to the amount that it would have received had no such deductions or withholdings been made.
(c)    If the venture or a Participant incurs a withholding tax or other tax obligation with respect to the share of income allocable to any Participant, then DME, on behalf of the venture or of such Participant, shall (unless otherwise agreed by such Participant) withhold the appropriate portion of such Participant’s share of income, timely remit such amount to the applicable taxing authority and cause the amount of such obligation to be debited against the Capital Account of such Participant as of the close of the Fiscal Period during which such obligation was paid. If the amount of such taxes is greater than such Capital Account balance, then such Participant and any successor to such Participant’s Interest must, in connection with this Agreement, make a capital contribution in the amount of such excess. No one other than the Participant is obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Participant that may be eligible for such reduction or exemption but DME will provide any assistance reasonably requested by a Participant, at such Participant’s cost, in connection with establishing any such reduction or exemption. Notwithstanding the foregoing, DME shall bear the financial obligation of any withholding or other tax obligation if the venture, Greenlight Re or GRIL incurs such withholding or other tax obligation with respect to the share of income allocable to Greenlight Re or GRIL, as the case may be, that (i) Greenlight Re or GRIL, as the case may be, would not have been subject to but for the establishment of, and the investment by, the venture, and (ii) increases Greenlight Re’s or GRIL’s aggregate tax liability compared to Greenlight Re’s or GRIL’s aggregate tax liability had the investment been made by Greenlight Re or GRIL, directly or otherwise, outside of the venture.
(d)    Except as otherwise provided for in this Agreement, any expenditures payable by or on behalf of the venture, to the extent determined by DME to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Participants, are to be charged to only those Participants on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges are debited from the Capital Accounts of such Participants as of the close of the Fiscal Period during which any such items were accrued or paid.
3.7.    Reserves; Adjustments for Certain Future Events
(a)    Appropriate reserves may be created, accrued and charged against the Net Assets and proportionately against the Capital Accounts of the Participants for contingent liabilities associated with the venture, including, without limitation, for accrued Performance Allocation amounts, such reserves to be in the amounts that DME, in its reasonable discretion, deems necessary or appropriate. DME may increase or reduce any such reserve from time to time by such amounts as DME in its reasonable discretion deems necessary or appropriate. At the reasonable discretion of DME, the amount of any such reserve, or any increase or decrease therein, may be charged or credited, as appropriate, to the Capital Accounts of those parties who are Participants at the time when such reserve is created, increased, or decreased, as the case may be, or alternatively may be charged or credited to those parties who were Participants at the time of the act or omission giving rise to the contingent liability for which the reserve was established.
(b)    If DME in its reasonable discretion determines that it is equitable to treat an amount to be paid or received as being applicable to one or more prior periods, then such amount may be proportionately charged or credited, as appropriate, to those parties who were Participants during such prior period or periods. If any amount is to be charged or credited to a party who is no longer a Participant, such amount must be paid by (in the case of a charge) or to (in the case of a credit) such party, as the case may be, in cash with interest at the Treasury Bill Rate in effect at that time from the date on which DME determines that such charge or credit is required. In the case of a charge, the former Participant is obligated to pay the amount of the charge, or if another Participant has already paid the charge, to reimburse such other Participant promptly on demand; provided that (i) in no event is a former Participant obligated to make a payment exceeding the amount of its Capital Account at the time to which the charge relates, and (ii) no such demand may be made if the applicable limitation period under applicable law, if any, has expired. To the extent DME or the Participants fail to collect, in full, any amount required to be charged to such former Participant pursuant to paragraph (a) or (b) of this Section 3.7, whether due to the expiration of the applicable limitation period, if any, or for any other reason whatsoever, the deficiency may be charged proportionately to the Capital Accounts of the current Participants.
(c)    In the event any reserves in excess of $100,000 are created, accrued or charged against the Net Assets of Greenlight Re’s Capital Account, or any such reserves in excess of $100,000 are increased or decreased, DME will promptly, within five (5) Business Days following month end, provide written notice and a description of such event to Greenlight Re. In the event any reserves in excess of $100,000 are created, accrued or charged against the Net Assets of GRIL’s Capital Account, or any such reserves in excess of $100,000 are increased or decreased, DME will promptly, within five (5) Business Days following month end, provide written notice and a description of such event to GRIL.
3.8.    Performance Allocation

(a)    The Performance Allocation shall be debited against the Capital Account of each Participant (other than DME) as of the last day of each Performance Period with respect to such Participant, and the amount so debited shall be simultaneously credited to the Capital Account of DME.
(b)    DME, in its sole discretion, may waive or reduce the Performance Allocation.
3.9.    Allocations for Income Tax Purposes
(a)    Except as otherwise required by Code Section 704(c), items of income, gain, deduction, loss, or credit that are recognized for income tax purposes in each Fiscal Year shall be allocated among the Participants, in such manner as to reflect equitably amounts credited to or debited against each Participant’s Capital Account, whether in such Fiscal Year or in prior Fiscal Years. To this end, DME shall establish and maintain records that show the extent to which the Capital Account of each Participant, as of the last day of each Fiscal Year, consists of amounts that have not been reflected in the taxable income of such Participant. To the extent deemed by DME, in its reasonable discretion, to be feasible and equitable, taxable income and gains in each Fiscal Year shall be allocated among the Participants who have enjoyed the related credits to their Capital Accounts, and items of deduction, loss and credit in each Fiscal Year shall be allocated among the Participants who have borne the burden of the related debits to their Capital Accounts.
(b)    To the extent an adjustment to the adjusted tax basis of any Asset or any Capital Account pursuant to Code Section 734(b) is required under Regulations Sections 1.704-1(b)(2)(iv)(m)(4) and (5) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Participants in the same manner that the gain or loss displaced by such basis adjustment would have been allocated had the assets in question been sold.
3.10.    Qualified Income Offset
In the event any Participant receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704 1(b)(2)(ii)(d)(6) of the Regulations, items of income and gain will be specially allocated to each such Participant in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit balance in the Capital Account of such Participant as quickly as possible, provided that an allocation pursuant to this Section 3.10 may be made only if and to the extent that such Participant would have a deficit balance in its Capital Account after all other allocations provided for in this Article III have been tentatively made as if this Section 3.10 were not in the Agreement. This Section 3.10 is intended to constitute a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii), and must be interpreted consistently therewith.
3.11.    Gross Income Allocation
In the event any Participant has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Participant is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Participant is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Participant will be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.11 may be made only if and to the extent that such Participant would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Section 3.10 hereof and this Section 3.11 were not in the Agreement.
3.12.    Individual Participants’ Tax Treatment
(a)    Except with regard to the treatment of the venture as a partnership for U.S. tax purposes and the treatment of the Performance Allocation as contemplated by this Agreement (“Tax Treatment”), each Participant agrees not to treat, on any income tax return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item pursuant to the terms of this Agreement unless otherwise required by a Final Determination after such Participant uses its commercially reasonable efforts to uphold the treatment of the item in a manner consistent with the terms of this Agreement.
(b)    Notwithstanding the foregoing, the parties shall not take any position inconsistent with the Tax Treatment. If a claim, action or proceeding (a “Tax Proceeding”) is brought by the Internal Revenue Service or other taxing authority against a Participant or the venture challenging the Tax Treatment, such Participant shall provide prompt written notice to DME of such Tax Proceeding and DME shall be entitled to assume the defense of, and control all matters with regard to, such Tax Proceeding as it relates to the Tax Treatment in accordance with the procedures set forth in Section 4.4(e). DME shall indemnify such Participant for any losses, damages, costs and expenses associated with any such Tax Proceeding in accordance with Section 4.4 of this Agreement whether or not it assumes the defense. DME shall use reasonable efforts to keep such Participant apprised of the status of such Tax Proceeding. No Participant may settle a Tax Proceeding inconsistent with the Tax Treatment contemplated by this Agreement unless DME fails to assume or maintain the defense of the Tax Proceeding as contemplated by this Section 3.12(b) and Section 4.4(e), or DME provides express prior written consent.
3.13.    Distributions
(a)    Subject to Section 5.2, the amount, form and timing of any distributions pursuant to this Agreement are determined by DME.
(b)    Notwithstanding any provision to the contrary contained in this Agreement, DME may not make a distribution to any Participant on account of such Participant’s Interest if such distribution would violate any applicable law.

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Article IV
Management
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4.1.    Duties and Powers of the Participants
(c)    Notwithstanding anything to the contrary in this Agreement, DME shall use commercially reasonable efforts to avoid engaging in any activity or taking any action that would cause Greenlight Re or GRIL to be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes, including investing in any asset that (i) does not qualify for the trading safe harbor provided in Section 864(b)(2) of the Code and the Treasury Regulations promulgated thereunder, or (ii) would be considered a United States real property interest for purposes of Section 897 of the Code.
(d)    During the term of this Agreement none of Greenlight Capital Re, Greenlight Re or GRIL shall engage a person or entity, other than DME or DMELP or, with the prior written consent of DME, a DME Affiliate, to act as its investment advisor or in a similar capacity. In furtherance of the foregoing, during the term of this Agreement, each of Greenlight Re and GRIL shall use its respective commercially reasonable efforts to cause substantially all of its investable assets to be contributed to the venture as soon as reasonably practicable; provided, however, that the term “investable assets” shall not be deemed to include (i) any assets of Greenlight Re which are, in the good faith determination of the Board of Greenlight Re, necessary for the operation of Greenlight Re’s business; (ii) up to 10% (20% if approved by the Board of Greenlight Re, and communicated in writing to DME) of Greenlight Re’s assets that are available for investment that are used to collateralize Regulation 114 Trusts; (iii) any assets of GRIL which are, in the good faith determination of the Board of GRIL, necessary for the operation of GRIL’s business; and (iv) up to 10% (20% if approved by the Board of GRIL, and communicated in writing to DME) of GRIL’s assets that are available for investment that are used to collateralize Regulation 114 Trusts.
(e)    During the term hereof (including, for the avoidance of doubt, during any renewal term), Greenlight Re, GRIL and Greenlight Capital Re shall, and shall use their respective commercially reasonable efforts to cause any of their respective subsidiaries that are formed before or after the date hereof to (i) become a Participant or (ii) enter into an agreement similar to this Agreement, in each case relating to the investment of substantially all of their investable assets.
(f)    DME shall be the tax matters partner for purposes of this Agreement and Section 6231(a)(7) of the Code. The tax matters partner has the exclusive authority and discretion to make any elections required or permitted to be made by the venture under any provisions of the Code or any other applicable laws.
(g)    Notwithstanding any provision of this Agreement to the contrary, DME hereby agrees to follow (i) the investment guidelines of Greenlight Re attached hereto as Exhibit A-1 (the “Greenlight Re Guidelines”), solely with respect to Assets in which Greenlight Re has an interest, and only to the extent of Greenlight Re’s interest in each such Asset, as the Greenlight Re Guidelines may be amended from time to time by the Board of Greenlight Re, and provided in writing to DME or DMELP, and (ii) the investment guidelines of GRIL attached hereto as Exhibit A-2 (the “GRIL Guidelines”, and together with the Greenlight Re Guidelines, the “Guidelines”), solely with respect to Assets in which GRIL has an interest, and only to the extent of GRIL’s interest in each such Asset, as the GRIL Guidelines may be amended from time to time by the Board of GRIL and provided in writing to DME or DMELP. For the avoidance of doubt, the Parties hereby acknowledge and agree that (x) the Greenlight Re Guidelines do not apply to any Assets in which Greenlight Re does not have an interest, and (y) the GRIL Guidelines do not apply to any Assets in which GRIL does not have an interest. DME shall not, except as otherwise approved by Greenlight Re or GRIL in writing, effect any investment transactions for the accounts of such Participant that are inconsistent with the Guidelines applicable to such Participant or other investment restrictions from time to time imposed by applicable regulation (as determined in good faith by the applicable Board) or adopted by the applicable Board; provided that such Guidelines and investment restrictions are communicated in writing to DME or DMELP. DME may designate certain investments as Designated Securities in order to comply with the applicable Guidelines and investment restrictions.
(h)    For so long as the venture exists, DME and DMELP will comply in all material respects with all laws, rules and regulations applicable to the venture, DME and DMELP; provided, however, that this covenant shall not be deemed to have been breached or violated unless such non-compliance with applicable laws, rules and regulations has a material adverse impact on the venture.
4.2.    Expenses
(e)    DMELP shall be entitled to reimbursement of expenses as provided in the Investment Advisory Agreement. Expenses generally will be borne pro rata by the Participants in accordance with the balances in their respective Capital Accounts, except as provided elsewhere in this Agreement, including Sections 3.4, 3.5, 3.6, and 3.9.
(f)    The venture does not have its own separate employees or office, and no Participant is entitled to reimbursement for salaries, office rent and other general overhead costs of such Participant in connection with this Agreement.
4.3.    Other Activities of Participants
(c)    DME is not required to devote its full time to its duties under this Agreement, but must devote such of its time to such duties as it, in its discretion exercised in good faith, determines to be necessary to conduct the affairs contemplated by this Agreement.
(d)    This Agreement shall not restrict in any way the ability of DME or its Affiliates to engage in any other business or investment activities. It is expressly understood that DME and its Affiliates may effect investment transactions for their own account and for Managed Accounts which may or may not be affiliated with any Participant, and the Participants further understand and agree that nothing herein shall restrict the ability of DME or its Affiliates to engage in any such transactions notwithstanding the fact that the Participants may have, by virtue of this Agreement or otherwise, or may take a position of any kind; provided, however, that DME shall not, without the prior written consent of the applicable Board, either (i) purchase pursuant to this Agreement any Asset from, or sell pursuant to this Agreement, any Asset to, DME or any Managed Account which DME or an Affiliate is the investment advisor to or is otherwise a beneficial owner of, or (ii) cause the venture to enter into any transaction that would constitute a “principal transaction” under the U.S. Investment Advisers Act of 1940, as amended; provided further, however, that failure to obtain such prior written consent shall not be deemed a breach of this Agreement if the applicable Board ratifies such purchase or sale after the fact. Notwithstanding the foregoing, DME may cause the venture and Managed Accounts that invest in parallel therewith to enter into book account trades in the ordinary course of business transferring portions of investments among the venture and all such Managed Accounts in order to reflect changes in the size of the venture relative to the size of such Managed Accounts without the need for consent or ratification by the Board of any such trades.
(e)    It is understood that when DME determines that it would be appropriate for the venture and one or more of DME’s (or its Affiliates’) other Managed Accounts to participate in an investment opportunity, DME will seek to execute orders for, or otherwise allocate such opportunities to, the venture and such Managed Accounts on an equitable basis. In such situations, DME may place orders for the venture and each Managed Account simultaneously and if all such orders are not filled at the same price, DME may cause the venture and each Managed Account to pay or receive the average of the prices at which such orders were filled for the venture and all other Managed Accounts. If all such orders cannot be fully executed under prevailing market conditions, DME may allocate among the venture and the Managed Accounts the securities traded in a manner which DME considers in its reasonable discretion equitable, taking into account the size of the order placed for the venture and each such Managed Account as well as any other factors which DME deems relevant. However, DME is not obligated to devote any specific amount of time to its duties under this Agreement and is not required to accord exclusivity or priority to the venture or the Participants in the event of limited investment opportunities arising from the application of speculative position limits or other factors.
4.4.    Duty of Care; Indemnification
(c)    Each Participant agrees that no Covered Person shall be liable to the venture or to any of the Participants or their shareholders for any liabilities, obligations, losses, costs, damages, expenses, claims, judgments and reasonable attorney’s fees and expenses (collectively, “Losses”) occasioned by any act or omission of any Covered Person in connection with the performance of such Covered Person’s services hereunder, except that DME shall be liable to the Participants: (i) for any misstatement or omission of material fact contained in a filing made by or on behalf of a Participant under the United States Securities and Exchange Act of 1934 or other federal law or other public disclosure in so far as such losses, damages, expenses or claims arise out of or are based upon any written information provided by such Covered Person regarding the Participants or the venture expressly for use in such filing or other public disclosure, to the extent (and only to the extent) that such misstatement or omission of a material fact contained in such filing occurs in reliance upon and in conformity with the written information furnished by the Covered Person; (ii) for acts or omissions by it which constitute gross negligence, willful misconduct or reckless disregard of DME’s obligations under this Agreement, (iii) for breaches of the applicable Guidelines by DME which are not cured within 15 days of the earlier of (x) the date on which DME becomes aware of such breach, and (y) the date on which DME receives a written notice of such breach from a Participant or an authorized representative of a Participant; or (iv) for breaches of Section 5.2 hereof, in each case as finally determined by a court having proper jurisdiction and after all appeals are resolved or exhausted.
(d)    Each Participant, to the extent of its interest in the Assets only, shall indemnify and hold harmless each Covered Person from and against any Losses arising out of any claim asserted or threatened to be asserted in connection with any matter arising out of or in connection with this Agreement or the venture’s business or affairs; provided, however, that no Covered Person shall be entitled to any such indemnification with respect to any expense, loss, liability or damage which was caused by (i) any misstatement or omission of material fact contained in a filing made by or on behalf of a Participant under the United States Securities and Exchange Act of 1934 or other federal law or other public disclosure in so far as such losses, damages, expenses or claims arise out of or are based upon any written information provided by such Covered Person regarding the Participants or the venture expressly for use in such filing or other public disclosure, to the extent (and only to the extent) that such misstatement or omission of a material fact contained in such filing occurs in reliance upon and in conformity with the written information furnished by the Covered Person, (ii) any Covered Person’s gross negligence, willful misconduct or reckless disregard of any of the its obligations under this Agreement, (iii) for breaches of the applicable Guidelines by DME in connection with its actions under this Agreement which breaches are not cured within 15 days of the earlier of (x) the date on which DME becomes aware of such breach, and (y) the date on which DME receives a written notice of such breach from a Participant; or (iv) for breaches of Section 5.2 hereof. The venture shall advance to any Covered Person the reasonable costs and expenses of investigating and/or defending such claim subject to receiving a written undertaking from the Covered Person to repay such amounts if and to the extent of any subsequent determination by a court or other tribunal of competent jurisdiction that the Covered Person was not entitled to indemnification hereunder. Notwithstanding the foregoing, no Participant shall be liable hereunder for any settlement of any action or claim effected without its consent thereto, which will not be unreasonably withheld.
(e)    All transactions effected pursuant to this Agreement by DME shall be for the Participants’ accounts and risk. DME has not made and makes no guarantee whatsoever as to the success or profitability of DME’s trading methods and strategies, and the Participants each acknowledge that it has received no such guarantee from DME or any Covered Person, and has not entered into this Agreement in consideration of or in reliance upon any such guarantee or similar representation from DME or any Covered Person.
(f)    DME shall indemnify and hold harmless each of the Participants against any Losses which were caused by: (i) any misstatement or omission of material fact contained in a filing made by or on behalf of a Participant under the United States Securities and Exchange Act of 1934 or other federal law or other public disclosure in so far as such losses, damages, expenses or claims arise out of or are based upon any written information provided by DME or DMELP regarding the Participants or the venture expressly for use in such filing or other public disclosure, to the extent (and only to the extent) that such misstatement or omission of a material fact contained in such filing occurs in reliance upon and in conformity with the written information furnished by DME or

DMELP; (ii) DME’s or DMELP’s fraud, gross negligence, willful misconduct or reckless disregard of any of DME’s or DMELP’s obligations under this Agreement; (iii) for breaches of the applicable Guidelines by DME or DMELP in connection with DME’s duties under this Agreement which breaches are not cured within 15 days of the earlier of (x) the date on which DME becomes aware of such breach, and (y) the date on which DME receives a notice of such breach from a Participant; or (iv) for breaches of Section 5.2 hereof; or (v) any Tax Proceeding.
(g)    If a Participant shall receive notice of or has actual knowledge of any Tax Proceeding, such Participant shall give DME written notice of such Tax Proceeding; provided, however, that failure to notify DME shall not relieve DME from any liability which it may have on account of the Tax Proceeding except to the extent that DME shall have been materially prejudiced by such failure. DME shall be entitled to assume control of the defense or settlement of such matter. If DME elects to assume such control, the Participant being indemnified and its counsel shall be entitled to consult with DME and its counsel and participate in the defense or settlement of such matter at its own cost; provided, however, that DME shall bear the costs and expenses of such Participant’s counsel (from one law firm) if, in the reasonable opinion of counsel mutually acceptable to the parties hereto, use of such Participant’s counsel is necessary as a result of a conflict of interest between the Participant, on the one hand, and DME, on the other hand. In any event, DME shall indicate in writing to the Participant being indemnified within 10 calendar days after such Participant has given DME written notice whether DME intends to pay the claim or assume control of the defense or settlement of such matter.
In the event DME exercises its right to assume control of the defense, the Participant being indemnified shall reasonably cooperate with DME in such defense and make available to DME witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by DME. No claim may be settled by DME without the written consent of such Participant, which consent shall not be unreasonably withheld or delayed; provided, however, that DME may settle such claim without the consent of such Participant so long as the settlement (x) includes an unconditional release of such Participant, in form and substance reasonably satisfactory to such Participant, from the claimant, (y) does not impose any liabilities or obligations on such Participant, and (z) with respect to any non-monetary provision of any settlement of a claim, does not impose and conditions upon such Participant.
(h)    The amount which any indemnifying party is required to pay to, or for the benefit of, an indemnified person under this Section 4.4 will be reduced (including, without limitation, retroactively) by any insurance proceeds which are actually paid by, or on behalf of, the indemnified party in reduction of the related Losses.
(i)    If the indemnity provided for in Section 4.4 and to which an Covered Person is otherwise entitled is unavailable to such Covered Person in respect of any Losses referred to therein, then each Participant, to the extent of its interest in the Assets only, in lieu of indemnifying such Covered Person, shall contribute to the amount paid or payable by such Covered Person as a result of such Losses in the proportion the total capital of the Participants in the venture (exclusive of the balance in the Covered Person’s Capital Account (or the Capital Account of DME if the Covered Person is not DME)) bears to the total capital of the venture (including the balance in Covered

Person’s Capital Account (or the Capital Account of DME if the Covered Person is not DME), which contribution shall be treated as an expense of the venture calculated as if the DME’s Capital Account balance was equal to zero.
4.5.    Fiduciary Duties; Discretion
(e)    To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the venture or to any Participant, such Covered Person acting under this Agreement is not liable to the venture or to any Participant for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.
(f)    To the fullest extent permitted by law, unless otherwise expressly provided for herein, (i) whenever a conflict of interest exists or arises between a Participant or any of its Affiliates, on the one hand, and the venture or any of the other Participants on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that a Participant must act in a manner which is, or provide terms which are, fair and reasonable, the Participant must resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party, including its own interest, to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Participant, the resolution, action or terms so made, taken or provided by the Participant do not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Participant at law or in equity or otherwise.
(g)    To the fullest extent permitted by law, except as provided elsewhere in this Agreement, whenever in this Agreement a Person is permitted or required to make a decision (i) in its “sole discretion” or under a grant of similar authority or latitude, such Person is entitled to consider only such interests and factors as it desires, including its own interests, and has no duty or obligation to give any consideration to any interest of or factors affecting the venture or the Participants, or (ii) in its “good faith” or under another express standard, then such Person acts under such express standard and is not subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.
4.6.    Hedging Transactions
(d)    From time to time, either Greenlight Re or GRIL may wish to enter into transactions to hedge (“Hedging Transactions”) their respective exposure to fluctuations in foreign exchange rates with respect to loss reserves held by Greenlight Re or GRIL, as the case may be.
(e)    In connection with such Hedging Transactions, DME shall establish one or more sub-accounts (each, a “Sub-Account”) at one or more prime brokers for the purpose of engaging in Hedging Transactions.

(f)    Notwithstanding any provision of this Agreement to the contrary (i) any profits or losses in connection with the Hedging Transactions shall not be included in the calculation of the Performance Allocation, and (ii) the net equity, if any, of the Sub-Account shall not be included in the calculation of the Management Fee.
(g)    Any withdrawal from a Sub-Account by Greenlight Re or GRIL shall be deemed to be a redemption from the venture by such Participant for all purposes of this Agreement.
(h)    Each of the persons set forth on Schedule 4.6(e), acting individually, shall be authorized to instruct DME to enter into, close out and otherwise deal with, Hedging Transactions on behalf of the venture.
(i)    This arrangements set forth under this Section 4.6 may be terminated by any of Greenlight Re, GRIL or DME at any time, with or without cause, by delivering written notice of such termination to the other parties hereto.

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Article V
Admissions and Withdrawals
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5.1.    Admission of Participants
The Participants may by unanimous written consent, on the first day of any calendar month, or at such other times as the Participants may determine, admit any Person who executes this Agreement or any other writing evidencing the intent of such Person to become a Participant, unless the participation by such Participant would have any of the effects described in clauses (i) through (vi) of Section 5.3(c).
5.2.    Withdrawal of Interests of Participants
(f)    The Interest of a Participant may not be withdrawn prior to termination of this Agreement except as provided in this Section 5.2.
(g)    Subject, in the case of DME, to its requirement to maintain at least a 1% interest pursuant to Section 3.1 hereof and subject to the obligations of the other Participants set forth in Section 4.1(b), a Participant may voluntarily withdraw all or part of its Capital Account as of the close of business on any Business Day. If a Participant wishes to withdraw funds, it must give written notice to DME at least 3 Business Days prior to the proposed withdrawal date indicating the amount to be withdrawn from such Participant’s Capital Account in such notice. DME may with respect to such request, in its reasonable discretion, waive the foregoing notice requirement. DME shall not be liable for failure to perform or delay in performing under this Section 5.2 when such failure or delay is due to Force Majeure, so long as DME uses its commercially reasonable efforts to cure such event or occurrence as soon as practicably as possible. Upon receipt by DME of a Participant’s notice of intention to withdraw assets from the venture, DME shall have the discretion to manage the Assets in a manner that would provide for cash being available to satisfy such Participant’s request for withdrawal. DME may effect withdrawal payments (i) in cash, (ii) in kind, or (iii) in any combination of the foregoing; provided that the DME will use its commercially reasonable efforts to make any such settlement in cash unless otherwise requested by the Participant. Notwithstanding the foregoing, each of the Participants acknowledges that a substantial amount of withdrawals by one or more Participants could require DME to liquidate positions in order to raise cash necessary to fund the withdrawals at a time when market conditions are adverse or when such liquidations are otherwise not in the best interests of non-withdrawing Participants.
(h)    The right of any Participant to withdraw or of any Participant to have distributed an amount from his Capital Account pursuant to the provisions of this Section 5.2 is subject to the provision by DME, on behalf of the Participants, for all of the venture’s liabilities and for reserves for contingencies provided for in Section 3.7 and Section 4.4 herein.
(i)    With respect to any amounts withdrawn, a withdrawing Participant does not share in the income, gains and losses resulting from the venture or have any other rights or obligations as a Participant after the effective date of its withdrawal except as provided in Section 3.7 and Section 4.4.
(j)    Notwithstanding any provision of this Agreement to the contrary (i) Greenlight Re may withdraw as a Participant and fully withdraw all of its Capital Account from the venture (x) on 3 Business Days notice if Greenlight Re Cause exists or (y) at the end of the then current term of the Agreement if Greenlight Re elects not to renew the term of the Agreement pursuant to Section 2.3, and (ii) GRIL may withdraw as a Participant and fully withdraw its Capital Account from the venture (x) on 3 Business Days notice if GRIL Cause exists or (y) at the end of the then current term of the Agreement if GRIL elects not to renew the term of the Agreement pursuant to Section 2.3.
(k)    In the event that a Participant shall have withdrawn from the venture pursuant to Section 5.2(e), (i) such Participant shall no longer be considered a Participant from and after the date of such complete withdrawal, and (ii) the provisions of this Agreement shall no longer apply to such Participant (except those provisions which by their terms apply to Participants following their withdrawal).
5.3.    Transfer of Interests in Participants
(j)    Each Participant agrees that it will not make or attempt to make any Transfer of its Interest that would violate this Section 5.3. In the event of any attempted Transfer of any Participant’s Interest in violation of the provisions of this Section 5.3, without limiting any other rights of DME under this Agreement or otherwise, such attempted transfer shall be void ab initio and DME (or, in the case of a transfer by DME, the other Participants) shall have the right to require the withdrawal of such Participant’s Interest.

(k)    No Transfer of any Participant’s Interest, whether voluntary or involuntary, is valid or effective, and no transferee becomes a substituted Participant, unless the prior written consent of DME (or, in the case of a transfer by DME, a majority in interest) of the other Participants has been obtained, which consent may be withheld for any reason or for no reason in the sole discretion of DME or such Participants; provided, however, that in the case of DME, DME may make an assignment in a transaction that does not result in a change of its actual control or management. In the event of any Transfer, all of the conditions of the remainder of this Section 5.3 must also be satisfied.
(l)    No Transfer of any Participant’s Interest, whether voluntary or involuntary, is valid or effective unless DME (or, in the case of a transfer by DME, a majority in interest of the other Participants) in its or their sole discretion determines, after consultation with legal counsel, that such Transfer will not:

(i)	require registration of any Interest under any securities laws of the United States of America, any state thereof or any other jurisdiction;

(ii)	subject the venture or the Participants to a requirement to register under any securities or commodities laws of the United States of America, any state thereof or any other jurisdiction;

(iii)	cause the venture to be treated as a “publicly traded partnership” for U.S. federal income tax purposes under Section 7704(b) of the Code;

(iv)	result in the venture being considered an investment company under the Company Act;

(v)	violate or be inconsistent with any representation or warranty made by the transferring Participant at the time the Participant purchased an Interest; or

(vi)	result in Assets being considered “plan assets” for purposes of ERISA.
(m)    The transferring Participant must give the other Participants written notice before making any voluntary Transfer and after any involuntary Transfer and must provide sufficient information to allow DME to make the determination that the proposed Transfer will not result in any of the consequences referred to in clauses (i) through (vi) above.
(n)    Any other provision of this Agreement to the contrary notwithstanding, any successor to any Participant’s Interest is bound by the provisions hereof. Prior to recognizing any Transfer in accordance with this Section 5.3, the other Participants in their sole discretion may require the transferring Participant to execute and acknowledge an instrument of transfer in form and substance satisfactory to the Participants, and may require the transferee to make certain representations and warranties to the Participants and to accept, adopt and approve in writing all of the terms and provisions of this Agreement. A transferee becomes a substituted Participant and succeeds to the portion of the transferor’s Capital Account relating to the Interest transferred effective upon the satisfaction of all of the conditions for such Transfer contained in this Section 5.3.

(o)    Notwithstanding the foregoing, the Participants acknowledge that Greenlight Re or GRIL has or may in the future enter into financing arrangements pursuant to which it may grant to lenders a security interest in its rights to its portion of the Assets. DME agrees to reasonably cooperate with Greenlight Re or GRIL, as applicable, to effect the granting of such security interests, including without limitation, executing a pledge agreement or similar agreement on reasonably acceptable terms including if possible the right to foreclose on a portion of those Assets equal to the Participant’s percentage interest in the Assets (taking into account that a Participant may not participate fully in certain Designated Securities or New Issues), after accounting for liabilities and reserves. Each of Greenlight Re and GRIL agrees not to pledge more than its percentage interest in any Assets.

_____________
Article VI
Termination and Liquidation
_____________
6.1.    Termination of this Agreement
(l)    Subject to applicable law, this Agreement will terminate and its affairs must be wound up upon the earliest of:

(i)	the end of the term of this Agreement, as determined pursuant to Section 2.3 hereof; and

(ii)	the date on which only one Participant remains.
(m)    Except as provided in Section 6.1(a) or applicable law, the death, mental illness, dissolution, termination, liquidation, bankruptcy, reorganization, merger, sale of substantially all of the stock or assets of or other change in the ownership or nature of a Participant, the execution of a joinder agreement to this Agreement by a new Participant, the withdrawal of a Participant, or the transfer by a Participant of its Interests to a third party does not cause this Agreement to terminate.
6.2.    Liquidation of the Venture
(p)    Upon termination of this Agreement pursuant to Section 6.1(a), DME shall promptly liquidate the Assets, except that if DME is unable to perform this function, a liquidator elected by Participants whose Percentages represent more than fifty percent (50%) of the aggregate Percentages of all Participants shall liquidate the Assets.
(q)    Net profit and net loss attributable to a Capital Account during the Fiscal Periods that include the period of liquidation shall be allocated pursuant to Article III. The proceeds from liquidation shall be divided in the following manner, subject to applicable law:

(i)
the debts, liabilities and obligations of the venture, other than debts to the Participants as Participants, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Assets to the Participants has been completed, shall be first satisfied (whether by payment or the making of reasonable provision for payment thereof);

(ii)	such debts as are owing to the Participants as Participants shall be next paid; and

(iii)
the Participants shall be next paid liquidating distributions (in cash, securities, or other assets, whether or not readily marketable) pro rata in accordance with, and up to the positive balances of their respective Capital Accounts, as adjusted pursuant to Article III to reflect allocations for the Fiscal Period ending on the date of the distributions under this Section 6.2(b)(iii).

(r)    Notwithstanding anything in this Section 6.2 to the contrary and subject to the priorities set forth in applicable law, DME, the liquidator or the trustee, as the case may be, may distribute ratably in-kind rather than in cash, upon termination, any Assets, provided, however, that if any in-kind distribution is to be made, (i) the assets distributed in kind must be valued pursuant to Section 7.2 as of the actual date of their distribution, and charged as so valued and distributed against amounts to be paid under Section 6.2(b) above and (ii) any gain or loss (as computed for book purposes) attributable to property distributed in-kind must be included in the net profit or net loss attributable to the Capital Account for the Fiscal Period ending on the date of such distribution.

_____________
Article VII
Accounting and Valuations;
Books and Records;
Board Meetings
_____________
7.1.    Accounting and Reports
(s)    DME may adopt, on behalf of the venture, for tax accounting purposes any accounting method that DME decides in its reasonable discretion is in the best interests of the venture and that is permissible for U.S. federal income tax purposes and that does not prejudice any other Participant. DME will promptly notify each Participant in writing of any change.
(t)    At the request of a Participant received at least 30 days prior to the end of the Fiscal Year, as soon as practicable after the end of such Fiscal Year, DME shall cause an audit of the financial statements of the venture in accordance with U.S. generally accepted accounting principles as of the end of each such Fiscal Year to be made by a firm of certified public accountants selected by DME, which is reasonably acceptable to Greenlight Re and GRIL; and as soon as is practicable thereafter but subject to Section 7.5, a copy of a set of financial statements prepared on a basis that uses United States generally accepted accounting principles as a guideline (with such adjustments thereto as the Participants determine appropriate), including the report of such certified public accountants, is furnished to each Participant. For purposes of this Section 7.1(b) the accounting firm of Ernst & Young, LLP shall be deemed acceptable to Greenlight Re and GRIL.
(u)    Promptly after each calendar month end, DME shall arrange for the preparation and delivery to each Participant of an interim statement of its respective Capital Account valued as set forth in Section 7.2, including, but not limited to, balance sheet, income statement, trial balance and detailed holdings report of a Participant’s Capital Account, and other information that the Participant may reasonably request.
(v)    As soon as practicable after the end of each taxable year, DME shall furnish each Participant such information as may be required to enable each Participant properly to report for United States federal, state and local income tax purposes, as applicable, its distributive share of each Participant’s item of income, gain, loss, deduction or credit for such year.
(w)    DME shall arrange for the preparation and delivery to each Participant a statement setting forth the computation of (i) the Management Fee within 10 Business Days following the beginning of each month and (ii) Performance Allocation within 30 days after the close of each Performance Period.
(x)    DME shall provide a draft of any tax return required to be filed by the venture (together with schedules, statement or attachments thereto) to Greenlight Re and GRIL no later than ten (10) Business Days prior to the due date (including extensions) of such tax return for their review and comment. DME shall consult with Greenlight Re and GRIL and in good faith consider any comments provided by Greenlight Re and GRIL within five (5) Business Days of their receipt of such tax returns.
(y)    DME shall, or shall cause DMELP to, timely prepare and file on behalf of Greenlight Re, GRIL or the venture any filings under Section 13 or 16 of the Exchange Act with the U.S. Securities and Exchange Commission resulting from any investment made by the venture.
(z)    DME will, and will cause DMELP to, use commercially reasonable efforts to assist Greenlight Re and GRIL in any required internal control or compliance matters applicable to Greenlight Re and GRIL and related to this Agreement, including preparing any internal control reviews that are reasonably deemed necessary by Greenlight Re and GRIL. DME acknowledges that (i) Greenlight Re is subject to the reporting requirements of, among others, the Securities Exchange Act of 1934, as amended, the listing requirements of the Nasdaq Stock Market and the regulatory and information requirements of the Cayman Islands Monetary Authority and A.M Best & Co., and (ii) GRIL is subject to the regulatory and information requirements of the Insurance Supervision Department of the Irish Financial Regulator and A.M. Best & Co. Furthermore, DME will use commercially reasonable efforts to give access to the venture’s books and records related to GRIL in case requested by the Insurance Supervision Department of the Irish Financial Regulator.

(aa)    Notwithstanding anything herein to the contrary, all expenses incurred directly in connection with the creation and maintenance of the accounting records for the venture shall be paid for or reimbursed by DME.
(bb)    Within 30 days after receiving a written request for such certification from a Participant, which shall not be requested more than once during any twelve-month period, DME shall deliver to the Participants a written certification that DME and DMELP have complied in all material respects with (i) the Guidelines, and (ii) all laws, rules and regulations applicable to the venture, DME and DMELP, with each such written certification being subject to the confidentiality provisions set forth in this Agreement.
(cc)    In the event that an officer of DME learns that either Greenlight Re Cause or GRIL Cause exists, DME shall promptly notify Greenlight Re or GRIL, as the case may be, that either Greenlight Re Cause or GRIL Cause, as the case may be, exists.
(dd)    In the event that from and after the Effective Date (i) DME or any of its Affiliates enters into a written agreement (other than a written agreement with an Excluded Party (as defined below)), (ii) any fund or account managed by DME or any of its Affiliates issues a new class of interest (other than to an Excluded Party), or (iii) DME or any of its Affiliates forms a new fund, partnership, special purpose vehicle or managed account (other than for an Excluded Party), in any case, which written agreement, new class of interest, or new fund, partnership, special purpose vehicle or managed account provides either (x) a management fee that is lower than 1.5% per annum, or (y) an incentive or performance allocation at a rate that is lower than 20% (any such written agreement, new class of interest, new fund, partnership, special purpose vehicle of managed account being a “Lower Fee Arrangement”), DME shall give the Participants prompt notice of such Lower Fee Arrangement; provided, however, that a Lower Fee Arrangement shall not include (A) any fund or account managed by Greenlight Masters, LLC, and (B) any fund or account that is below its “high water mark”.
“Excluded Party” means the directors, officers and employees of DME and its Affiliated management companies, and parents, children and spouses of such employees, and trusts and similar estate planning vehicles established for the benefit of such persons.
7.2.    Valuation of Assets and Interests
(h)    DME shall value or have valued the Securities and other Assets as of the close of business on the last day of each month, at the end of each Performance Period and on any other date selected by DME or reasonably selected by Greenlight Re or GRIL, as the case may be. In addition, in good faith, DME shall value Securities that are being distributed in kind as of their date of distribution in accordance with Section 6.2(c). In determining the value of the Assets, no value is placed on the goodwill, if any, created by this Agreement, or the office records, files, statistical data or any similar intangible assets relating to the Assets not normally reflected in the venture’s accounting records, but there must be taken into consideration any related items of income earned but not received, expenses incurred but not yet paid, liabilities fixed or contingent, prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities pursuant to agreements entered into on or prior to such valuation date.

Valuation of Securities made pursuant to this Section 7.2 must be based on all relevant factors and is expected to comply generally with the following guidelines:

(i)
The market value of each Security listed or traded on any recognized national securities exchange shall be the last reported sale price at the relevant valuation date on the composite tape or on the principal exchange on which such Security is traded. If no such sale of such Security was reported on that date, the market value is the last reported bid price (in the case of Securities held long), or last reported ask price (in the case of Securities sold short).

(ii)
Dividends declared but not yet received, and rights in respect of Securities that are quoted ex-dividend or ex-rights, shall be recorded at the fair value thereof, as determined by DME, which may (but need not) be the value so determined on the day such Securities are first quoted ex-dividend or ex-rights.

(iii)
Listed options, or over-the-counter options for which representative brokers’ quotations shall be available, are valued in the same manner as listed or over-the-counter Securities as hereinabove provided.

(i)    The fair value of any assets not referred to in paragraph (a) (or the valuation of any assets referred to therein in the event that DME determines in its reasonable discretion that market prices or quotations do not fairly represent the value of particular assets) shall be determined by or at the direction of DME; but may be audited by Greenlight Re, GRIL or any of their representatives or agents, at Greenlight Re’s or GRIL’s cost and expense, as applicable, at any time upon reasonable notice. In these circumstances, DME will attempt to use consistent and fair valuation criteria and may (but is not required to) obtain independent appraisals, which shall be considered an expense under Section 4.2.
(j)    Except as otherwise reasonably determined by DME, investment and trading transactions shall be accounted for on the trade date. Accounts shall be maintained in U.S. dollars and except as otherwise determined by or at the direction DME: (i) assets and liabilities denominated in currencies other than U.S. dollars shall be translated at the rates of exchange in effect at the close of the relevant valuation period (and exchange adjustments shall be recorded in the results of operations); and (ii) investment and trading transactions and income and expenses shall be translated at the rates of exchange in effect at the time of each transaction.
(k)    The value of each Security and other Asset and the net worth of the Capital Accounts as a whole determined pursuant to this Section 7.2 shall be, in the absence of bad faith or manifest error and/or subject to any audit verification, conclusive and binding on all of the Participants and all parties claiming through or under them.
7.3.    Determinations by DME
(j)    All matters concerning the determination and allocation among the Participants of the amounts to be determined and allocated pursuant to Sections  3.4 through 3.9 hereof, including any taxes thereon and accounting procedures applicable thereto, are and will be determined by DME in good faith unless specifically and expressly otherwise provided for by the provisions of this Agreement, and such determinations and allocations are final and binding on all the Participants.
(k)    DME may make such adjustments to the computation of any of the memorandum accounts maintained pursuant to this Agreement or any component items comprising any of the foregoing as it considers reasonably appropriate to reflect the financial results of the Assets and the intended allocation thereof among the Participants in a reasonably accurate, fair and efficient manner.
7.4.    Books and Records
(c)    DME shall maintain (or arrange for the maintenance) and keep (or cause to be kept) books and records of the venture showing all assets and liabilities, receipts and disbursements, gains and losses, Participants’ Capital Accounts and all transactions entered into in connection with the Assets and this Agreement. Such books and records shall be kept at DME’s office.
(d)    DME shall retain, or arrange for the retention, for a period of at least five (5) years, copies of any documents it deems pertinent generated or received by DME in the ordinary course of business pertaining to the Assets or to the compensation payable to DME. DME shall afford to Greenlight Re’s or GRIL’s independent auditors reasonable access to such documents during customary business hours and shall permit Greenlight Re’s and/or GRIL’s auditors to make copies thereof or extracts therefrom at the expense of Greenlight Re or GRIL, as the case may be.
7.5.    Greenlight Re or GRIL Board Meeting
At the request of Greenlight Re or GRIL, as applicable, and subject to reasonable prior notice, DME shall endeavor to make one of DME’s or DMELP’s representatives available to attend the meetings of such party’s Board, or meetings with such party’s management (in either case in person or telephonically) to report on the ventures’ activities and on other matters pertaining to this Agreement.

_____________
Article VIII
General Provisions
_____________
8.1.    Amendment of Agreement
This Agreement may be amended, in whole or in part, with the written consent of all of the Participants; provided, that any amendment relating to Greenlight Capital Re shall also require the consent of Greenlight Capital Re, and any amendment relating to DMELP shall also require the consent of DMELP.

8.2.    Notices
Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by facsimile, sent by electronic mail, or delivered personally by hand or by an internationally recognized overnight courier addressed to the party to be notified at the address, facsimile number or e-mail address indicated for such party set forth below, or at such other address, facsimile number or e-mail address as such party may designate by ten days advance written notice to the other parties hereto. All such notices shall be effective upon receipt. Unless otherwise provided in writing to the other parties, all notices shall be sent to the following addresses, facsimile numbers or e-mail addresses:
If to DME or DMELP:
DME Advisors, LLC
140 East 45th Street, 24th Floor
New York, NY 10017
Attention: Daniel Roitman
Facsimile No.: 212-973-9219
E-Mail: droitman@greenlightcapital.com
With a copy to (which shall not constitute notice):
DME Advisors, LLC
140 East 45th Street, 24th Floor
New York, NY 10017
Attention: Harry Brandler
Facsimile No.: 212-973-9219
E-Mail: HBrandler@greenlightcapital.com
If to Greenlight Re or to Greenlight Capital Re:
Greenlight Reinsurance, Ltd.
65 Market Street, Suite 1207
Camana Bay
P.O. Box 31110
Grand Cayman, KY 1-1205
Cayman Islands
Attention: Tim Courtis
Facsimile No.: 345-745-4576
E-Mail: Tim@greenlightre.ky

With a copy to (which shall not constitute notice):
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention: Kerry E. Berchem, Esq.

Facsimile No.: 212-872-1002
E-Mail: kberchem@akingump.com
If to GRIL:
Greenlight Reinsurance Ireland, Designated Activity Company
Ground Floor, La Touche House
IFSC
Dublin 1, Ireland
Attention: Eamon Brady
Email: Eamon@greenlightre.ie

With a copy to (which shall not constitute notice):
Greenlight Reinsurance Ireland, Designated Activity Company
c/o 65 Market Street, Suite 1207
Camana Bay
P.O. Box 31110
Grand Cayman, KY 1-1205
Cayman Islands
Attention: Tim Courtis
Facsimile: 345-745-4576
Email: Tim@greenlightre.ky

8.3.    Agreement Binding Upon Successors and Assigns
This Agreement shall be binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns as set forth in Section 5.3 hereof.
8.4.    Governing Law
(c)    This Agreement and the rights of the Participants hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof. The parties acknowledge that the venture is formed under the laws of the State of New York.
(d)    Each party hereto submits to the jurisdiction of any state or federal court sitting in New York, New York in any action arising out of or relating to this Agreement and agrees that all claims in respect of any such action may be heard and determined in any such court. Each party hereto agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party hereto waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.
8.5.    Not for Benefit of Third Parties

The provisions of this Agreement are intended only for the regulation of relations among Participants and the other parties hereto and between Participants and former or prospective Participants. Except for Greenlight Capital Re and DMELP, this Agreement is not intended for the benefit of non-Participants and no rights are granted to non-Participants under this Agreement.
8.6.    Consents
Any and all consents, agreements or approvals provided for or permitted by this Agreement must be in writing and a signed copy thereof must be filed and kept with the books of each Participant.
8.7.    Miscellaneous
(c)    The captions and titles preceding the text of each section hereof shall be disregarded in the construction of this Agreement.
(d)    This Agreement may be executed in counterparts, each of which is deemed to be an original hereof.
(e)    The Participants and the other parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the Participants and the other parties hereto intend that this Agreement be construed as if drafted jointly by the Participants and the other parties hereto and that no presumption or burden of proof arise favoring or disfavoring any Participant by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law is deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including without limitation. The word “or” is not exclusive. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.
(f)    The Participants and the other parties hereto intend that each representation, warranty, and covenant contained herein has independent significance. If any Participant or other party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Participant or such other party hereto has not breached does not detract from or mitigate the fact that such Participant or such other party hereto is in breach of the first representation, warranty, or covenant.
(g)    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
(h)    Each party hereto hereby agrees that the other would be damaged irreparably if any provision of this Agreement were not performed in accordance with the specific terms or were otherwise breached and each party hereto agrees that any party shall be entitled to seek equitable relief, including, without limitation, any injunction or injunctions, to prevent breaches or threatened breaches of this Agreement by the other parties or any of their representatives and to specifically enforce the terms and provisions of this Agreement.
8.8.    Entire Agreement
This Agreement, together with the Investment Advisory Agreement, contains the entire understanding of the parties hereto with respect to the subject matter hereof and, as of the Effective Date, supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof, and each of the parties hereto agrees that, as of the Effective Date, each and every such prior agreement is terminated and replaced in its entirety by the rights created by this Agreement and the Investment Advisory Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first-above written.
GREENLIGHT REINSURANCE, LTD.
By: /s/ Tim Courtis
Name:    Tim Courtis
Title: Chief Financial Officer
GREENLIGHT REINSURANCE IRELAND, DESIGNATED ACTIVITY COMPANY
By: /s/ Tim Courtis
Name: Tim Courtis
Title: Chief Financial Officer
DME ADVISORS, LLC
By: /s/ Harry Brandler
Name:    Harry Brandler
Title:    Chief Financial Officer
DME ADVISORS, LP (for limited purposes)
By: /s/ Harry Brandler
Name: Harry Brandler
Title:    Chief Financial Officer
GREENLIGHT CAPITAL RE, LTD.
solely for the purpose of Section 4.1 (b) and (c)
By: /s/ Tim Courtis
Name:    Tim Courtis
Title:    Chief Financial Officer

Exhibit A-1
GREENLIGHT RE GUIDELINES

•
Composition of Investments: At least 80% of the assets in the investment portfolio will be held in debt or equity securities (including swaps) of publicly traded companies (or their subsidiaries) and governments of the Organization of Economic Co-operation and Development (the “OECD”), high income countries, cash, cash equivalents and gold. No more than 10% of the assets in the investment portfolio will be held in private equity securities.

•
Concentration of Investments: Other than cash, cash equivalents and United States government obligations and gold, no single investment in the investment portfolio will constitute more than 20% of the portfolio.

•
Liquidity: Assets will be invested in such fashion that Greenlight Re has a reasonable expectation that it can meet any of its liabilities as they become due. Greenlight Re will review with the investment advisor the liquidity of the portfolio on a periodic basis.

•
Monitoring: Greenlight Re will require the investment advisor to re-evaluate each position in the investment portfolio and to monitor changes in intrinsic value and trading value and provide monthly reports on the investment portfolio to Greenlight Re as Greenlight Re may reasonably determine.

•
Leverage: The investment portfolio may not employ greater than 15% indebtedness for borrowed money, including net margin balances, for extended time periods. The investment advisor may employ, in the normal course of business, up to 30% indebtedness for periods of less than 30 days.

Currency hedging activities are excluded from leverage calculations. Where the investment advisor enters into a secondary investment with the primary purpose of reducing the risk of another existing investment then the investment advisor may exclude the secondary investment from the calculation of leverage provided that the investment advisor receives approval from the Company’s Chief Financial Officer. Such authority is limited such that no more than 10% of indebtedness may be excluded from leverage calculations for such secondary investments.

A-1

Exhibit A-2
GRIL GUIDELINES

•
Composition of Investments: At least 80% of the assets in the investment portfolio will be held in debt or equity securities (including swaps) of publicly traded companies (or their subsidiaries) and governments of OECD (the Organization of Economic Co-operation and Development) high income countries, cash, cash equivalents and gold. No more than 10% of the assets in the investment portfolio will be held in private equity securities.

•
Concentration of Investments: Other than cash or cash equivalents and United States government obligations, (1) no single investment in the investment portfolio will constitute more than 10% of the portfolio, (2) the 10 largest investments shall not constitute greater than 50% of the total investment portfolio, and (3) the investment portfolio shall at all times be comprised of a minimum of 50 debt or equity securities of publicly traded companies (or their subsidiaries).

•
Liquidity: Assets will be invested in such fashion that GRIL has a reasonable expectation that it can meet any of its liabilities as they become due. GRIL will review with the investment advisor the liquidity of the portfolio on a periodic basis.

•
Monitoring: GRIL will require the investment advisor to re-evaluate each position in the investment portfolio and to monitor changes in intrinsic value and trading value and provide monthly reports on the investment portfolio to GRIL as GRIL may reasonably determine.

•	Credit default swaps: The sale of credit default swaps is prohibited.

•
Leverage: The investment portfolio may not employ greater than 5% indebtedness for borrowed money, including net margin balances, for extended time periods. The investment advisor may use, in the normal course of business, an aggregate of up to 20% net margin leverage for periods of less than 30 days.

•

A-2

Schedule 4.6(e)
Certain Authorized Persons

Bart Hedges

Tim Courtis

Sherry Diaz